Exhibit 99.2

SAKS INCORPORATED COMPLETES SALE OF PROFFITT’S/MCRAE’S TO BELK, INC.

– Company discusses use of transaction proceeds and success of tender offers and consent solicitations –

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

Birmingham, Alabama (July 5, 2005) – Retailer Saks Incorporated (NYSE: SKS) (the “Company” or “Saks”) today announced it has completed the sale of its Proffitt’s/McRae’s business to Belk, Inc. (“Belk”). Earlier today, the Company announced the successful results of its tender offers for three issues of its senior notes and the consent solicitations for all of the Company’s senior notes and its convertible senior notes.

Sale of Proffitt’s/ McRae’s

Effective midnight on July 2, 2005, Saks completed the sale of substantially all of the assets directly involved in its Proffitt’s/McRae’s operations to Belk in a cash transaction for $622 million, plus the assumption of approximately $1 million in capitalized lease obligations and certain other ordinary course liabilities associated with the acquired assets. The assets include the real and personal property and inventory associated with 22 Proffitt’s stores and 25 McRae’s stores. Belk also has assumed operating leases on leased store locations. The 47 Proffitt’s/McRae’s stores are located throughout 11 Southeastern states and generated revenues of approximately $700 million in 2004. After-tax proceeds from the transaction will total approximately $600 million.

R. Brad Martin, Chairman and Chief Executive Officer of Saks Incorporated, noted, “We are pleased to complete the sale of Proffitt’s/McRae’s to Belk. As previously announced, we continue to explore strategic alternatives for our Carson Pirie Scott & Co. (“CPS”) northern department store group and Club Libby Lu specialty store business.”

CPS consists of 143 stores operating under the nameplates of Carson Pirie Scott, Bergner’s, Boston Store, Herberger’s, and Younkers. The stores are located throughout 12 Midwestern and Great Plains states and generated revenues of approximately $2.2 billion in 2004. Club Libby Lu, catering to pre-teen girls, operates 47 stores and 23 in-store shops located within SDSG stores. Club Libby Lu revenues totaled approximately $30 million in 2004.

The Company also operates Parisian, which consists of 38 stores in nine states and generated 2004 revenues of approximately $700 million, as well as Saks Fifth Avenue Enterprises (“SFAE”), which consists of 57 Saks Fifth Avenue stores, 52 Saks Off 5th stores, and saks.com and generated 2004 revenues of approximately $2.7 billion.

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Goldman, Sachs & Co. and Citigroup Global Markets, Inc. advised the Company with the Belk transaction.

Use of Proceeds

The Company intends to use a majority of the proceeds from the sale of the Proffitt’s/McRae’s business to fund the retirement of senior notes tendered in the tender offers and consent solicitations initiated by the Company on June 20, 2005 and open to the holders of approximately $658 million in senior notes. As announced earlier today, as of July 1, 2005 the Company had received a total of $533 million in tendered senior notes representing a majority of each series included in the tender offers. The offers to purchase additional senior notes at par under the tender offers have been extended to July 18, 2005. Tenders of senior notes delivered as of July 1, 2005 are now irrevocable.

Additionally, the Company announced that, as of July 1, 2005, it had received irrevocable consents from holders of a majority of each series of the Company’s senior notes and the Company’s convertible senior notes to amendments to the related indentures and waivers of defaults under those indentures, including the defaults that were the subject of a previously disclosed notice of default received from a hedge fund purporting to own more than 25% of the convertible senior notes.

Douglas E. Coltharp, Executive Vice President and Chief Financial Officer of Saks Incorporated commented, “We are very pleased with the success of the consent solicitations and tender offers on all series of our senior notes and the convertible senior notes. The tendered notes are an attractive use of proceeds from the sale of our Proffitt’s/McRae’s business, and the consents should provide more than sufficient time for the filing of our financial statements. Our Company remains well-capitalized, and we continue to enjoy access to substantial liquidity as a result of our cash position and the unfunded availability under our revolving credit facility.”

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to increased relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; the ultimate outcome and timing of the Audit Committee’s internal investigation into the matters described in the Company’s press release of June 3, 2005; the outcome of the formal investigation by the SEC and the inquiry opened by the United States Attorney for the Southern District of New York into the matters that

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were the subject of the earlier Audit Committee investigation into the matters described in the Company’s press release dated May 9, 2005; the outcome of the shareholder litigation that has been filed relating to the matters that were the subject of the Audit Committee’s earlier investigation; the availability of funds, either through cash on hand or the Company’s revolving credit facility, to repay any amounts due should any notes become accelerated; decisions by merchandise and other vendors to restrict or eliminate customary trade and other credit terms for the Company’s future merchandise orders and other services, which could require the Company to pay cash or secure letters of credit for such orders and which could have a material adverse effect on the Company’s liquidity position and financial condition; and the delay in the filing with the SEC of the Company’s 2004 10-K and the first fiscal quarter 2005 10-Q and the consequences thereof. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended January 31, 2004 filed with the SEC, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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